Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 22, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (Revised), Share Based Payment and Financial Accounting Standards Board (FASB) Staff Position No. 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable, effective January 1, 2006) appearing in the amended Registration Statement on Form S-1 (File No. 333-143998) of athenahealth, Inc. filed with the Securities and Exchange Commission on September 11, 2007.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
September 25, 2007